Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
May 22, 2020	(573) 778-1800

SOUTHERN MISSOURI BANCORP, INC.
ANNOUNCES COMPLETION OF MERGER WITH CENTRAL FEDERAL BANCSHARES, INC.

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Southern Missouri” or the Company,” NASDAQ: SMBC), parent company of Southern Bank, Poplar Bluff, Missouri, announced that its merger with Central Federal Bancshares, Inc. (“Central”), Rolla, Missouri, was completed today. Central was the parent company of Central Federal Savings & Loan Association of Rolla (“Central Federal”), which was merged with and into Southern Bank.

Following the completion of the merger, Southern Missouri now operates 48 banking facilities in Missouri, Illinois, and Arkansas. Greg Steffens, President and Chief Executive Officer of Southern Missouri, commented, “We welcome the Central Federal team members and customers to the Southern Bank family, and we look forward to being a part of the Rolla community. As this merger is taking place in the midst of an unusual and difficult time for our nation’s public health and our national and regional economies, we believe we can help Central Federal customers and the Rolla market meet these challenges. We want to be a dependable partner in the community, living our vision as a bank with ‘Strong Roots, Strong Branches.’ We do that by placing an emphasis on impeccable customer service and innovative technology, and we’re excited to help people do big things in Rolla.”

As a result of the merger, each share of Central common stock held immediately prior to completion of the merger is being exchanged for $15.90 in cash. Southern Missouri paid approximately $21.9 million in cash merger consideration.

At March 31, 2020, Central reported total consolidated assets of $70.1 million, including loans, net, of $52.2 million, and deposits of $46.3 million. On a pro forma basis, the combined entity will hold assets of approximately $2.4 billion, including loans, net, of $2.0 billion, and deposits of $2.0 billion. The transaction is expected to be accretive to earnings per share within six months of closing, exclusive of nonrecurring transaction expenses, and accretive to tangible book value per common share in approximately two years, based on the crossover method.

The firm of Lewis Rice, LLC served as legal advisor to Central, while Silver, Freedman, Taff & Tiernan LLP served as legal advisor to Southern Missouri. Keefe, Bruyette & Woods, a Stifel Company, served as financial advisor to Central.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: potential adverse impacts to the economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, generally, resulting from the ongoing COVID-19 pandemic and any governmental or societal responses thereto; expected cost savings, synergies and other benefits from our merger and acquisition activities might not be realized to the extent anticipated, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the FRB and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; fluctuations in real estate values and both residential and commercial real estate markets, as well as agricultural business conditions; demand for loans and deposits; legislative or regulatory changes that adversely affect our business; changes in accounting principles, policies, or guidelines; results of regulatory examinations, including the possibility that a regulator may, among other things, require an increase in our reserve for loan losses or write-down of assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

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